As filed with the Securities and Exchange Commission on November 12, 1999.
                                                Registration No. 333-__________
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933,
                                   AS AMENDED
                                   -----------

                         HEALTHLINK INTERNATIONAL, INC.
                  --------------------------------------------
                 (Name of small business issuer in its charter)


            Nevada                             6324                      88-0331113
            ------                             ----                      ----------
(State or other jurisdiction of     (Primary Standard Industrial        (IRS Employer
 incorporation or organization)      Classification Code Number)         I.D. Number)

                         929 Eastwind Drive,, Suite 225
                             Westerville, Ohio 43081
                                 (614) 890-5100
           -----------------------------------------------------------
          (Address and telephone number of principal executive offices and principal place of business)

                  Nicholas G. Venetis, Chief Executive Officer
                         HealthLink International, Inc.
                          929 Eastwind Drive, Suite 225
                             Westerville, Ohio 43081
                                 (614) 890-5100
             -------------------------------------------------------
            (Name, address and telephone number of agent for service)

                        Copies of all communications to:
                               Gary A. Agron, Esq.
                           Law Office of Gary A. Agron
                           5445 DTC Parkway, Suite 520
                               Englewood, CO 80111
                                 (303) 770-7254
                              (303) 770-7257 (Fax)

     Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of the registration statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box: |_|

                [EXHIBIT INDEX LOCATED PAGE _____ OF THIS FILING]

                                         CALCULATION OF REGISTRATION FEE
=======================================================================================================================
         Title of Each Class                Amount             Proposed          Proposed Maximum           Amount
            of Securities                    To Be          Maximum Price            Aggregate                of
           to be Registered               Registered           Per Unit           Offering Price       Registration Fee
=======================================================================================================================
Units consisting of one share of            3,000,000           $3.00              $ 9,000,000              $ 2,655
common stock, $.001 par value,              Units
and one common stock purchase
warrant...............................

Common stock purchase warrants              3,000,000            $-0-              $      -0-                $ -0-
included in the units (1).............       Warrants

Common stock, $.001 par value,
underlying common stock purchase            3,000,000           $5.00              $15,000,000              $ 4,425
warrants (1)..........................      Shares

Total                                                                             $24,000,000              $ 7,080

=======================================================================================================================

(1) Pursuant to Rule 416 of the Securities Act of 1933, as amended, the number of shares issuable upon exercise of the Warrants is subject to adjustment in accordance with the anti-dilution provisions of such Warrants.

     The Registrant hereby amends the Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                  Subject to completion dated November 12, 1999

                                 3,000,000 Units

                         HEALTHLINK INTERNATIONAL, INC.

                                     [LOGO]

     We offer benefit savings plans which allow our plan members to pay reduced prices on health care products and services, including the services of over 500,000 physicians, hospitals, dentists, chiropractors, hearing and eye care specialists, nurses and counselors. Our members access these healthcare products and services by presenting our discount health cards at the point of purchase.

     We are offering a minimum of 1,000,000 units and a maximum of 3,000,000 units of our securities, on a best efforts basis without the assistance of an underwriter. Each unit consists of one share of common stock and one redeemable common stock purchase warrant, for $3.00 per unit. The common stock and warrants will trade separately and not as units.

     Upon sale of the minimum 1,000,000 units, we will apply to list our common stock and warrants on the Electronic Bulletin Board under the symbols "HLNK" and "HLNKW." Until 1,000,000 units are sold, all funds received will be placed in a non-interest bearing escrow account. If 1,000,000 units are not sold within 90 days from the date of this prospectus, unless we extend the offering for up to 60 days, all funds will be returned to the investors without interest.

     See "Risk Factors" beginning on page 7 to read about factors you should consider before buying our units.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                 Per Unit          Minimum           Maximum
                                 --------          -------           -------

Public offering price . . . . . . $3.00           $3,000,000       $  9,000,000
Underwriting discounts
  and commissions . . . . . . . . $0.30           $   300,000      $    900,000
Proceeds to HealthLink
  International, Inc.  . . . . . .$2.70           $2,700,000       $  8,100,000



              The date of this prospectus is ______________ , 1999.

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

     You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of units means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy the units if the offer or solicitation would be unlawful.






                                TABLE OF CONTENTS

                                                                         Page
                                                                         ----

Prospectus Summary......................................................   3
Summary Financial Data..................................................   6
Risk Factors............................................................   7
Use of Proceeds.........................................................  12
Dividend Policy.........................................................  12
Dilution................................................................  13
Capitalization..........................................................  14
Selected Financial Data.................................................  15
Our Plan of Operation...................................................  16
Our Business............................................................  17
Our Management..........................................................  24
Our Principal Stockholders..............................................  27
Related Party and Other Material Transactions...........................  27
Description of Our Securities...........................................  28
Plan of Distribution....................................................  30
Legal Matters...........................................................  31
Experts.................................................................  31
Additional Information..................................................  31
Financial Statements.................................................... F-1

                               PROSPECTUS SUMMARY

     The following summary includes all material items relating to the offering and should be read with the more detailed information and financial statements appearing elsewhere in this prospectus.

Our Business

     We offer benefit savings plans which allow our plan members to pay reduced prices on healthcare products and services, including the services of physicians, hospitals and ancillary healthcare providers, such as dentists, chiropractors, hearing and eye care specialists, nurses and counselors. Our members access these healthcare products and services by presenting our discount health cards at the point of purchase.

     We currently have over 450,000 physicians, 6,500 hospitals and 55,000 ancillary healthcare service providers located throughout the United States available to care for our members. The retail price of our benefit savings plan is $99 per year. We also offer wholesale prices to many affinity groups such as large corporations, small business and trade associations and charitable organizations. These affinity groups may market our discount health cards under their own names or simply use our own branded discount cards.

     We market our benefit savings plans through:

     o    a network marketing organization affiliated with us;
     o    the Internet; and
     o    our in-house marketing staff.

Our Market Opportunity

     We believe that our emphasis on discount health services, which are offered under our benefit savings plans, address two significant concerns in the healthcare industry: cost containment and the rising number of people who are uninsured or underinsured. In recent years, the cost of healthcare products and services has increased at a greater rate than that of inflation. These increasing costs have led to limitations on reimbursement from insurance companies, HMOs and government sources and have generated demand for products and services designed to control health care costs. Many employers have responded to the increased cost of providing insurance to their employees by reducing or eliminating available insurance coverage and/or by requiring employees to contribute heavily to premiums, especially for family members. As a result, the U.S. Census Bureau reported that in 1997 approximately 43 million Americans, or approximately 16% of the population, had no health insurance, and most Americans lacked insurance coverage for one or more "ancillary" healthcare services, such as dental, chiropractic, hearing care, eye care and pharmaceutical services. It is not just members of the middle class who are uninsured or underinsured. The U.S. Census Bureau report also indicated that 4.8 million Americans with household incomes of $75,000 or more and 5.7 million Americans with incomes between $50,000 to $75,000 were uninsured.

     As a result of the baby boom generation, people over age 50 represent the fastest growing segment of the United States population. As the population ages, more people will need both primary and ancillary healthcare products and services.

     We believe that our medical discount cards provide a low-cost, non-insurance alternative to:

     o    those seeking to reduce healthcare costs not covered by insurance;
     o    those desiring to fill in the coverage gaps in their current policies;
     o those who are unable to obtain healthcare insurance due to their medical history, age or occupation; and
     o those that may be underinsured because of restrictions or provisions within their managed care plans.

     For an annual fee, our members are able to obtain discounts of approximately 25% or more off the retail, or usual and customary, charges of participating healthcare providers. We accept all applicants regardless of their age, health or prior medical condition, and our cards can be used to cover the member's entire immediate family.

Our Strategy

     Our strategy is to:

     o    expand our marketing capabilities;
     o    increase the number and content of our benefits savings plans;
     o    increase sales of our benefit savings plan programs; and
     o start up or acquire other companies engaged in healthcare or related industries.

     To date, our operations have been limited to the development and initial marketing of our benefit savings plans. Revenue has also been limited and has been generated primarily by sales of discount medical services to members of an affiliated network marketing company.

Our History

     We were incorporated in Nevada in November 1994 as Commercial Building Systems, Inc. but were inactive until September 1998, when we commenced our current operations. We changed our name to HealthLink International, Inc. in March 1999. Our corporate offices are located at 929 Eastwind Drive, Suite 225, Westerville, Ohio 43081, telephone number (614) 890-5100. Our Web site is located at www.healthlinkintl.com. Information contained in our Web site should not be considered a part of this prospectus.

The Offering

Securities offered . . . . . .      3,000,000 units, each unit consisting of one
                                    share of common stock and one redeemable common stock purchase warrant. The common stock and warrants will trade separately and not as units. Each warrant is exercisable to purchase one share of common stock at $5.00 per share until December 31, 2002. We may call the warrants for redemption on 30 days' notice if our common stock price exceeds
                                    $6.00 per share for ten consecutive trading days.

Securities outstanding
 prior to the offering . . . .      11,839,827 shares of common stock

Securities to be outstanding
 after the offering  . . . . .      14,839,827 shares of common stock and
                                    3,000,000 common stock purchase warrants

Use of proceeds  . . . . . . .      For marketing and advertising expenses; to
                                    fund an increase in our product and service
                                    providers; for general and administrative
                                    and other operating expenses; to fund our
                                    commitment to Longport, Inc. and for working
                                    capital.
Proposed Bulletin Board
 symbols . . . . . . . . . . .      HLNK for our common stock and HLNKW for our
                                    warrants

Risk factors . . . . . . . . .      Investment in our securities involves a high
                                    degree of risk and could result in a loss of your entire investment.

                             SUMMARY FINANCIAL DATA

     The following tables set forth financial information derived from our audited financial statements for the year ended December 31, 1998 and other financial information derived from our unaudited financial statements for the six months ended June 30, 1999 and 1998. We commenced our current operations in September 1998.

                                                   Six Months Ended June 30          Year Ended December 31
                                               1999                       1998                1998
                                            ----------                  ---------      ------------------
Statement of Operations Data
----------------------------

Revenue  . . . . . . . . . . .               $ 108,069                  $  -----             $8,242
Cost of sales  . . . . . . . .               $  90,695                  $  -----             $6,917
Operating expenses . . . . . .               $ 122,520                  $  -----             $1,250
Research and development . . .               $  60,000                  $  -----             $  --
Net income (loss). . . . . . .               $(165,146)                 $  -----             $   75
Weighted average
 number of shares
 outstanding . . . . . . . . .              11,465,689                 11,465,689        11,465,689
Net income (loss) per share. .               $    (.01)                 $  -----             $  --


                                                 Actual                    As Adjusted(1)
                                                 ------                    --------------
Balance Sheet Data at June 30, 1999:
------------------------------------

Working capital . . . . . . . . . . . . . .    $  (12,738)                  $7,787,262
Total assets  . . . . . . . . . . . . . . .    $1,553,125                   $9,353,125
Total liabilities . . . . . . . . . . . . .    $   12,738                   $   12,738
Stockholders' equity  . . . . . . . . . . .    $1,540,387                   $9,340,387


(1) As adjusted to reflect the sale of 3,000,000 units offered by this prospectus at $3.00 per unit and the application of the net proceeds.

                                  RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in our securities. If any of these risks occur, our business, results of operations and financial condition could be harmed. This could cause the trading price of our securities to decline, and you might lose part or all of your investment.

Our operating history is extremely limited; we may have future losses and may need more capital.

     We commenced our current business operations in February 1998, have incurred losses since that date and have not generated significant revenue. Accordingly, we have no operating history upon which an investor can evaluate us, and our prospects are subject to risks and uncertainties encountered by early- stage companies that operate in a constantly evolving market, such as the healthcare market.

     Our limited operating history and the uncertainty of the evolving healthcare market make any prediction of our future results of operations difficult or impossible. We expect to increase considerably our operating expenses in the future, particularly by expanding our marketing capabilities. As a result, we may incur losses and may need to raise additional capital. We cannot assure that we will be able to raise additional capital, and we do not know what the terms of any capital raising would be. Any future sale of our equity securities would dilute the ownership and control of our stockholders and could be at prices substantially below the offering price of our units.

We may not be able to sell enough discount health services cards to earn a profit.

     Our success depends upon acceptance of our discount health services cards by consumers, employers, HMOs, and medical benefits associations. To date, we have sold only a minimal number of cards, and we cannot assure that we will be able to sell enough cards in the future to earn a profit.

Our benefits savings programs have been marketed by an affiliated company that can terminate its relationship with us at any time.

     We currently have limited marketing capabilities and will have to significantly expand our sales and marketing resources in order to increase revenue. To date, our revenue has been generated solely through Purchase Plus Buyers Group, Inc., an affiliated network marketing company, which offers our benefits savings programs to Purchase Plus members. Our agreement with Purchase Plus may be cancelled by either party on 30 days' notice.

We depend upon agreements for discounted products and services which can be terminated upon short notice.

     Our success depends upon our ability to obtain and maintain service agreements with healthcare provider networks under discount pricing terms that make our benefit savings plans attractive. To date, we have entered into non-exclusive agreements with the representatives of two such provider networks, International MedCare, Inc. and National Administrative Company, Inc. The International MedCare, Inc. agreement may be terminated at the election of either party on 45 days written notice, and the National Administrative Company, Inc. agreement may be terminated on 120 days written notice before the end of each contract year. Termination of either provider agreement could harm our business.

We may be liable for medical malpractice claims.

     Physicians and other medical entities have become increasingly vulnerable to lawsuits alleging medical malpractice. While we do not practice medicine or control any provider's practice of medicine, we may become a party to malpractice litigation anyway. We may also be exposed to claims for personal injuries as a result of the incorrect preparation or packaging of prescriptions. We take precautions to avoid these claims, such as by seeking indemnification from providers, but we cannot assure that our precautions will prove adequate. Because we do not render medical services, we cannot obtain malpractice insurance. We do not maintain errors and omissions insurance, but we maintain general liability insurance which provides coverage for property damage, business liability and medical payments.

We must comply with government regulations which are costly and may limit our operations.

     The delivery of our discount health care products and services is subject to federal, state and local regulation, including:

     o    the prohibition of business corporations from providing medical care;
     o    the fraud and abuse provisions of the Medicare and Medicaid statutes;
     o    state laws that prohibit referral fees and fee splitting; and
     o regulations applicable to insurance companies and organizations that provide healthcare services.

In addition, statutes and regulations applicable to other healthcare organizations with which we may contract, such as patient freedom of choice rights and anti-discrimination rights, may force other organizations to withdraw as our providers. Compliance with these statutes and regulations are costly and may limit our operations.

We compete with other cost containment organizations for employee benefit expenditures.

     We compete with other medical cost-containment organizations, such as preferred provider organizations, HMOs and insurance companies, for a portion of employee medical benefit expenditures made by employers. Most of these competitors have had longer operating histories and have greater financial, marketing and other resources than we.

Our management is inexperienced and may not be able to manage our growth.

     Our management team has worked together for only a short time and none of our executive officers has extensive experience managing a business enterprise similar to ours. Any growth we experience will place a significant strain on our management and financial resources. Any inability of our management to manage growth effectively could increase our operating expenses and impair our marketing efforts.

If government regulations regarding network marketing companies are changed, interpreted or enforced in a manner adverse to our network marketer, our revenue could be reduced.

     A significant portion of our revenue is generated through sales of discount medical services to members of Purchase Plus, a network marketing company affiliated with us. Network marketing companies are subject to extensive governmental regulation, including federal and state regulation regarding network marketing plans and the offer and sale of business franchises, business opportunities and securities. Any change in legislation or regulations or the noncompliance with these regulations by our network marketer could reduce its membership and thereby reduce our revenue.

Failure of third parties to achieve Year 2000 compliance could adversely affect our business.

     Many currently installed computer systems and software products are coded to accept only two-digit entries to represent years in the date code field. Computer systems and products that do not accept four-digit entries will need to be upgraded or replaced to accept four-digit entries to distinguish years beginning with 2000 from prior years. We believe our computer systems and those of our healthcare providers are Year 2000 compliant. Any failure of the systems of third parties with whom we deal to achieve Year 2000 compliance could harm our business.

Future sales of our common stock or shares issuable upon exercise of stock options could adversely affect our stock price and our ability to raise funds in new stock offerings.

     We currently have 11,839,827 shares of restricted common stock outstanding, of which 11,474,310 shares may be sold between March and July 2000, and the balance of 365,517 shares may be sold commencing November 2000. Sale of substantial amounts of our common stock, or the perception that sales could occur, could reduce the market price of the common stock.

Because our offering is not underwritten by a brokerage firm and is being conducted on a best efforts basis, your funds may be held in a non-interest bearing escrow account for up to five months.

     We are seeking to sell the units without the assistance of an underwriter that would generally be retained to purchase the securities directly from us for resale to the underwriter's clients and other brokerage firms. However, we are offering the units ourselves, which makes it less likely that the minimum number of units will be sold. Until we sell the minimum 1,000,000 units, all investor funds will remain in a non-interest bearing escrow account during the selling period, which could be up to five months from the date of this prospectus. At the end of the selling period, if we have not sold 1,000,000 units, the funds will be returned to investors without interest, and investors will not have had the use of their funds during the selling period.

We may redeem the warrants.

     We may redeem the warrants offered as a part of the units at any time upon 30 days' written notice to the warrantholders at $.01 per warrant if our common stock trades at $6.00 or more per share for ten consecutive trading days. In this event, the warrants will be exercisable until the close of business on the date fixed for redemption in the notice. Any warrants not exercised by this time will cease to be exercisable, and the holder will be entitled only to the redemption price.

Since there is no current market for our common stock, and since we do not have an underwriter for our offering, purchasers may be unable to sell our common stock in the future.

     There is presently no public market for the common stock and warrants and no assurance that an active market will develop or be maintained. Accordingly, there can be no assurance that purchasers will be able to sell their securities in the future. Since we have no underwriter in the offering, we may be unable to attract brokerage firms willing to make a market in our securities, which will further reduce the liquidity of the securities.

We have not registered our warrants in a number of jurisdictions, and therefore, holders may not be able to exercise them.

     The warrants are not convertible or exercisable unless, at the time of exercise, we have a current prospectus covering the shares of common stock issuable upon exercise of the warrants and these shares have been registered, qualified or deemed to be exempt under the securities laws of the warrantholders' state of residence. There can be no assurance that we will have or maintain a current prospectus or that the securities will be qualified or registered under any state laws.

We cannot assure that our securities will trade on the Electronic Bulletin Board. Even if our securities trade on the Electronic Bulletin Board, it may be difficult to sell our securities.

     We will be unable to apply for listing of our securities on the Electronic Bulletin Board until we sell the minimum 1,000,000 units and until the proceeds from the sale have been deposited in escrow. Accordingly, we cannot assure that our securities will be accepted for listing on the Electronic Bulletin Board. If the securities are not accepted for listing, then no public market will develop for resale of the securities, and investors would be unable to sell the securities offered by this prospectus. If the securities are listed for trading on the Electronic Bulletin Board, investors may find it more difficult to dispose of or to obtain accurate quotations for the market value of our securities compared to securities which trade on the Nasdaq system or on national stock exchanges.

Forward-looking statements may be unreliable.

     Many statements made or incorporated by reference in this prospectus are "forward-looking statements", as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about:

     o    our ability to market our benefit savings plans;
     o our ability to obtain discounted products and services from third party providers;
     o the anticipated growth in the number of older Americans and their healthcare needs;
     o    competitiveness of the healthcare cost containment industry;
     o    our strategy to expand revenue and generate earnings;
     o    other statements that are not historical facts.

     When used in this prospectus, the words "anticipate", "believe", "expect", "estimate", "intend" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those expressed or implied by these forward forward-looking statements, including:

     o    changes in the healthcare industry;
     o    steps taken by current and future competitors;
     o the extent to which we are able to develop and expand markets for our benefit savings plans;
     o the time and expense involved in our development activities; o the level of demand for, and market acceptance of, our benefit savings plans;
     o    changes in our business strategy;
     o other factors discussed in the "Risk Factors" section and elsewhere in this prospectus.

                                 USE OF PROCEEDS

     After payment of underwriting commissions and other expenses of the offering, the net proceeds of the offering are estimated to be $2.4 million if the minimum number of units is sold and $7.8 million if the maximum number of units is sold. We expect to use the net proceeds over the next 12 months approximately as follows:

     Assuming minimum proceeds of $2.4 million:

     o    $0.7 million for marketing and advertising expenses;
     o    $0.4 million to increase our product and service providers;
     o $0.25 million for general, administrative and other operating expenses;
     o $0.54 million to fund our commitment to Longport, Inc. through December 2000; and
     o    $0.51 million for working capital.

     Assuming maximum proceeds of $7.8 million:

     o    $2.5 million for marketing and advertising expenses;
     o    $3.0 million to increase our product and service providers;
     o $0.75 million for general, administrative and other operating expenses;
     o $0.54 million to fund our commitment to Longport, Inc. through December 2000; and
     o    $1.01 million for working capital.

     There may be changes in our proposed use of proceeds due to changes in our business.

     Proceeds not immediately needed will be invested in bank certificates of deposit, treasury bills, insured bank deposits or similar investments.


                                 DIVIDEND POLICY

     We have never paid dividends on our common stock and do not intend to pay dividends in the foreseeable future. Instead, we will retain any earnings to finance the expansion of our business and for general corporate purposes.

                                    DILUTION

     At June 30, 1999, the net tangible book value of our outstanding shares of common stock was approximately $1,540,387, or $.13 per share. "Net tangible book value" per share represents the total amount of our tangible assets, less the total amount of our liabilities, divided by the number of shares of common stock outstanding. Without taking into account any changes in net tangible book value after June 30, 1999, other than to give effect to the sale of all 3,000,000 shares of common stock offered hereby at a public offering price of $3.00 per share, less underwriting discounts and commissions and estimated costs of the offering, our net tangible book value at June 30, 1999 would have been approximately $9.3 million, or $.65 per share. This assumes that the warrants included in the units have no value. This per share value represents an immediate increase in net tangible book value of $.52 per share of common stock to our existing stockholders and an immediate dilution of $2.35 per share to new investors. "Dilution" per share represents the difference between the price to be paid by the new stockholders and the net tangible book value per share of common stock immediately after this offering.

         The following table illustrates this per share dilution:

         Public offering price per share  . . . . . . . . .               $3.00
            Net tangible book value per share
                before the offering . . . . . . . . . . . .   $.13
            Increase in net tangible book value
                per share attributable to new investors
                purchasing in the offering  . . . . . . . .   $.52
         Net tangible book value per share
           after the offering . . . . . . . . . . . . . . .               $ .65
                                                                          -----
         Dilution per share to new investors. . . . . . . .               $2.35
                                                                          =====


     The following table sets forth the maximum number of shares of common stock that may be purchased, the total consideration to be paid and the average price per share paid by our existing stockholders as of June 30, 1999 and new investors purchasing shares of common stock offered hereby:


                                    Shares Purchased                 Total Consideration          Average
                                    ----------------                 -------------------           Price
                                Number           Percentage       Amount           Percentage    Per Share
                                ------           ----------       ------           ----------    ---------

New investors ..............   3,000,000            20.7%       $9,000,000            94.7%       $ 3.00
Existing stockholders ......  11,465,689            79.3%       $  503,460             5.3%       $  .04
                              ----------           -----        ----------           -----
TOTALS .....................  14,465,689           100.0%       $9,503,460           100.0%
                              ==========           =====        ==========           =====

                                 CAPITALIZATION

     The following table sets forth our historical and as adjusted capitalization as of June 30, 1999, after deducting underwriting discounts and commissions and estimated offering expenses. As adjusted capitalization reflects the sale of the maximum 3,000,000 units offered hereby at an offering price of $3.00 per share and the application of the net proceeds.

                                                                  June 30, 1999  June 30, 1999
                                                                     Actual       As Adjusted
                                                                  -------------  -------------

Stockholders' equity:
    Preferred stock, 1,000,000 no par value shares
      authorized, no shares issued ............................   $      --      $      --
    Common stock, 100,000,000 $.001 par
      value shares authorized, 11,465,689
      shares outstanding, 14,465,689 shares
      outstanding, as adjusted ................................        11,466         14,466
    Additional paid-in capital ................................       491,994      8,288,994
    Retained earnings (deficit) ...............................      (166,198)      (166,198)
    Accumulated other comprehensive income ....................     1,203,125      1,203,125
                                                                  -----------    -----------

             Total stockholders' equity .......................     1,540,387      9,340,387
                                                                  -----------    -----------

             Total capitalization .............................   $ 1,540,387    $ 9,340,387
                                                                  ===========    ===========

                             SELECTED FINANCIAL DATA

     The following tables set forth financial information derived from our audited financial statements for the year ended December 31, 1998 and other financial information derived from our unaudited financial statements for the six months ended June 30, 1999 and 1998.

                                                             Six Months Ended June 30            Year Ended December 31
                                                         1999                     1998                   1998
                                                     ------------             ------------       ----------------------
Statement of Operations Data
----------------------------
Revenue ....................................         $    108,069             $       --              $      8,242
Cost of sales ..............................         $     90,695             $       --              $      6,917
Operating expenses .........................         $    122,520             $       --              $      1,250
Research and development ...................         $     60,000             $       --              $       --
Net income (loss) ..........................         $   (165,146)            $       --              $         75
Weighted average
 number of shares
 outstanding ...............................           11,465,689               11,465,689              11,465,689
Net income (loss) per share ................         $       (.01)            $       --              $       --


                                                       Actual     As Adjusted(1)
                                                       ------     --------------
Balance Sheet Data at June 30, 1999:
------------------------------------

Working capital ..................................   $   (12,738)   $ 7,787,262
Total assets .....................................   $ 1,553,125    $ 9,353,125
Total liabilities ................................   $    12,738    $    12,738
Stockholders' equity .............................   $ 1,540,387    $ 9,340,387

(1) As adjusted to reflect the sale of 3,000,000 units offered hereby at $3.00 per unit and the application of the net proceeds.

                              OUR PLAN OF OPERATION

     The following discussion of our plan of operation should be read in conjunction with our financial statements, the notes related thereto, and the other financial data included elsewhere in this prospectus. The discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in "Risk Factors."

     We are a start-up company, having commenced operations in September 1998. To date, our activities have been limited to drafting our business plan, organizing our company, developing our initial relationships with discount healthcare providers, hiring personnel, opening our offices and developing our initial marketing plans.

     We lost $165,146 for the six months ended June 30, 1999, and we expect to incur additional losses for the remainder of 1999 and into 2000 as a result of additional costs we expect to incur associated with marketing, hiring of personnel and instituting our business plan.

     If we raise the minimum net proceeds of $2.4 million, we intend to increase our product and service providers, emphasizing discount healthcare providers and spending on marketing and advertising, with emphasis upon our Internet operations. We will also continue to develop an in-house marketing staff and maintain our commitment to Longport, Inc.

     If we raise additional net proceeds in excess of $2.4 million, we will concentrate most of our additional spending on further increasing our product and service providers and on further expanding our marketing activities. In this event, we will begin to add non-healthcare providers, including those that offer services to small businesses, such as tax preparers, equipment lessors and business insurers. We will also seek to acquire other companies engaged in healthcare and related industries and ramp up our marketing activities to support our additional activities.

     We currently expect that our available cash resources combined with the net proceeds from the offering will be sufficient to meet our anticipated capital rquirements for at least the 12 months following our receipt of the minimum net proceeds of this offering of $2.4 million.

     We do not expect to incur any significant costs to address the impact of the so-called Year 2000 problem. The Year 2000 problem concerns the inability of information systems, primarily computer software programs, to properly recognize and process date-sensitive information as the Year 2000 approaches. We believe that our present systems and those of our healthcare providers are Year 2000 compliant.

                                  OUR BUSINESS

Our Current Operations

     Our primary savings product is our HealthLink discount health card, which allows holders to obtain discounts of approximately 25% or more on purchases of healthcare products and services through our networks of healthcare providers. Our discount card provides our members with reduced rates on physician and hospital services, on ancillary medical services and on a 24-hour information line staffed by nurses. Our health services networks comprise an aggregate of approximately 450,000 physicians, 6,500 hospitals and 55,000 other medical providers who offer ancillary health services and products throughout the United States, such as:

     o        dental care;
     o        chiropractic services;
     o        hearing care;
     o        eye care; and
     o        pharmacy plans.

Our physicians and hospital providers offer a full range of primary medical services, as well as:

     o        plastic and cosmetic surgery;
     o        infertility services;
     o        psychiatric services; and
     o        services related to chemical dependency.

     Substantially all of our discounted medical products and services are provided under contracts we have with two network providers: International MedCare, Inc. and National Administrative Company, Inc.

     Our contract with IMC expires October 2000 and is cancellable by either party on 45 days' notice. IMC provides us with networks of physicians, hospitals and other healthcare providers that offer healthcare services under our discount card.

     Our contract with NAC expires October 2002 and may be cancelled by either party on 120 days' notice prior to year end. NAC provides us with networks of ancillary healthcare providers, including dentists, chiropractors, hearing care specialists and eye care specialists, as well as other ancillary products, including pharmacy services, a 24-hour nurse information line and a legal benefits plan.

     To date, all of our revenue has been generated through sales of our discount medical services to members of Purchase Plus Buyer's Group, Inc. Purchase Plus is a network marketing company owned by Everett Eugene Armold, who is married to Cleone W. Armold, a principal stockholder and director of our company. We anticipate that revenue generated by sales to members of Purchase Plus will represent a smaller percentage of our total revenue in the future as we expand our marketing efforts.

     We believe that our emphasis on discount health services addresses two significant concerns in the healthcare industry: cost containment and the rising number of people who are uninsured or underinsured. We believe that our discount cards provide a low-cost, non-insurance alternative to individuals who are seeking to reduce their out-of-pocket healthcare costs not covered by insurance or who are unable to obtain healthcare insurance due to their medical history, age or occupation. For an annual fee of $99, our members obtain discounts of approximately 25% or more off the retail, or usual and customary, charges of participating healthcare providers. Acceptance in our program is unrestricted, and our cards can be used to cover the member's entire immediate family.

Our Strategy

     Our strategy is to:

     o    further develop and expand our marketing capabilities by:

          o    completing the development of our bilingual Internet Web site;
          o developing programs to offer our benefit savings plans directly to affinity groups, such as large corporations, small business and trade associations and charitable organizations; and
          o    expanding our in-house marketing staff.

     o develop benefit savings plans for small businesses which would include access to discounts on tax preparation, equipment leasing and business insurance;
     o increase our benefit savings plan sales by adding non-medical related discounted products and services, such as accidental death coverage and ambulance services; and
     o start up or acquire other companies engaged in healthcare or related industries.

     We will seek to enter into agreements with other networks of providers that offer primary, ancillary and other discounted services and products not currently offered by us. We intend to monitor the needs of members for additional services that might be available. We also intend to monitor the market for new medical benefits products that might be included with our healthcare discount cards.

Healthcare Overview

     In recent years the cost of healthcare products and services has increased at a greater rate than inflation. These increasing costs have led to limitations on reimbursement from insurance companies, HMOs and government sources and have generated demand for products and services designed to control healthcare costs. Many employers have responded to the increased cost of providing health insurance to their employees by reducing or eliminating available insurance coverage and/or by requiring employees to contribute heavily to premiums, especially for family members. As a result, the U.S. Census Bureau reported that in 1997 approximately 43 million Americans, or approximately 16.1% of the population, had no health insurance, and most Americans lacked insurance coverage for one or more ancillary healthcare services. At the same time:

     o the average price of prescriptions in the United States has risen from $12 to $27 over the past ten years and continues to rise at the rate of 4% per year;
     o    the average senior citizen takes 3.3 medications every day;
     o 60% of all Americans require corrective lenses; 90% of Americans over the age of 43 require corrective lenses;
     o more than 900,000 Americans require medical assistance while traveling away from home each year;

     o over 33 million Americans are hearing impaired, but only approximately 6% purchase hearing aids because they consider the cost prohibitive;
     o    19 million Americans use chiropractic services each year;

yet, six million Americans did not take health insurance that was offered at work in 1997.

     As a result of the baby boom generation, people over the age of 50 represent the fastest growing segment of the United States population. As the population ages, more people will need both primary and ancillary healthcare products and services.

Our Members

     Our members generally are part of the following categories of individuals and organizations:

     o uninsured-individuals who cannot or do not wish to incur the expense of traditional health insurance, especially part-time and temporary employees, recently graduated students and the self-employed;
     o underinsured-individuals covered by a health plan with limited coverage, high deductibles and/or co-insurance limits, or needing family coverage;
     o insured-individuals seeking providers outside their present health plans or interested in filling gaps in their coverage;
     o uninsurable-individuals who are not eligible for health insurance because of medical history, profession, lifestyle or other reasons;
     o smaller groups-including small businesses, chambers of commerce, employers of temporary or part-time personnel and other businesses seeking affordable health benefits for their employees in order to promote employee loyalty and differentiate their companies in the marketplace;
     o associations-including service organizations and trade groups seeking to increase membership and promote member/customer loyalty by providing or offering a discount health benefit.


Primary Medical Services

     We offer a network of 450,000 physicians and 6,500 hospitals that provide a full range of discounted medical services throughout the United States. Almost 75% of the acute care hospitals in the United States are members of our network, including some of the better known cardiac and transplant hospitals. Our network consists of over 200 medical specialties, including:


      o   chemical dependency;
      o   counseling and rehabilitation;
      o   chiropractic care;
      o   infertility;
      o   marriage and family counseling;
      o   nutrition;

      o   pain management;
      o   psychiatry;
      o   psychology;
      o   plastic surgery;
      o   podiatry;
      o   preventative medicine;
      o   sleep disorder therapy; and
      o   speech therapy.

     In order to obtain discounts from physicians and hospitals, our members complete a payment pre- authorization process which will make their medical visit identical to other medical payment plans, such as insurance plans, HMOs and the like. Members select a provider from our network, make an appointment and request an estimate of fees for the anticipated procedure. The member then calls IMC, our contract partner, to arrange for prepayment using a major credit card. IMC sends the provider a referral guaranteeing payment based upon a "hold" we have placed on the member's credit card. The member makes no payment to the provider at the time services are rendered but simply presents his membership card. The provider bills IMC, and IMC pays the provider and charges the discounted amount to the member's credit card. The member subsequently receives a statement of savings indicating the original amount billed, the amount charged after savings were applied, and the total amount saved.

Ancillary Services

     Our HealthLink discount card provides ancillary healthcare services including:

     Dental. Our dental services and products are designed to provide our members with discounts of 10% to 40% on dental examinations and dental products from over 14,300 dentists throughout the United States.

     Chiropractic. Our chiropractic services are designed to provide our members with discounts of 20% to 50% on chiropractic examinations and related chiropractic services from over 4,700 chiropractors throughout the United States.

     Hearing. Our hearing services are designed to provide our members with discounts starting at 10% on hearing examinations and hearing products from over 1,700 hearing specialists throughout the United States.

     Eye Care. Our eye care services are designed to provide our members with discounts of 20% to 75% on eye examinations, contact lenses, eyeglass frames and lenses and eye surgery from over 9,100 eye care specialists throughout the United States.

     Pharmacy. Our pharmacy plans include discounts of 20% to 25% on drugs from over 14,000 mail order pharmacies.

     Nurse Information. We provide toll-free telephone access to experienced registered nurses, 24 hours a day, 365 days per year. Our nurses are an immediate and reliable source of health and medical information, education and support.

     The purpose of the nurse information service is to give our members information to assist them in making decisions about their healthcare. In addition to providing information that may prevent unnecessary trips to the emergency room, trained nurses assist members in connection with:

     o help with minor and emergency situations and general information on all types of health and medical concerns supported by an audio health library;
     o self-care information and solutions based on physician-approved guidelines;
     o information about prescription and over-the-counter medication usage and interaction; and
     o information on non-medical support groups from a comprehensive national database.

     Legal Services. Our discount card also provides members with discounts for consumer legal services provided by a network of over 7,000 attorneys throughout the United States.

Advantages of HealthLink Discount Cards

     Advantages to Members. In addition to providing access to healthcare products and services on a discounted basis, we believe our discount healthcare cards are attractive to members because of their flexibility and ease of use. Membership in our healthcare programs is unrestricted and provides benefits to individuals who, because of their medical history, age or occupation, are unable to obtain health insurance. The cards cover each person in the member's immediate family and can be used as often as each participant wishes. In addition, unlike many insurance or managed care programs, members have no paperwork or claims to prepare and no waiting periods.

     Advantages to Providers and Networks. We believe that physicians, hospitals and other healthcare providers are attracted to our programs because the programs increase their customer base. Although members generally pay fees and charges less than those of non-members, the incremental business from members offers an additional source of revenue to the providers, with little or no increase in their overhead costs. In addition, we believe that our programs are attractive to provider networks because they increase the likelihood that providers will affiliate with these provider networks in order to have access to more members.

     Advantages to Sponsors. We believe that our discount cards are attractive to sponsors, that is, organizations with larger memberships or employee bases that offer healthcare cards to their members or employees. We believe that our cards assist sponsors in their efforts to attract and retain employees by enabling them to offer a more complete healthcare benefits package. Similarly, as competition between HMOs for participants intensifies, we believe that our cards will enable HMOs to offer a more complete array of potential healthcare benefits. Due to the low cost of the cards, sponsors may offer them to part-time employees, who often are not eligible for healthcare benefits offered to full-time employees. Moreover, because the cards are discount cards and not an insurance product, sponsors can offer discounts to their employees or members without bearing any economic risk in excess of the annual cost of the card.

Sales and Marketing

     We intend to market our benefit savings plans:

     Through Purchase Plus. We have entered into an agreement with Purchase Plus under which we provide the ancillary benefits portion of our benefit savings plan to members of Purchase Plus for a set annual fee per member. Purchase Plus purchases the program from us, adds a service charge for handling and sells the program directly to its members. Purchase Plus is a network marketing company with over 15,000 members owned by Everett Eugene Armold, who is married to Cleone W. Armold, a principal stockholder and director of our company. The agreement is cancellable by either party on 30 days' notice.

     Through the Internet. We are developing an English and Spanish language healthcare benefits Internet Web site at www.healthlinkintl.com which will be accessible to healthcare providers, sponsors and members. Those accessing the Web site will be able to review:

     o     our benefit savings plans;
     o     a list of our benefits providers and their locations;
     o     products and services provided by our providers;
     o     discounts available to members for services and products; and
     o     special promotions.

Individuals accessing our Web site will also be able to purchase one of our benefit savings plans by filling out an application online.

     We also use banner-style advertisements on drkoop.com, a Web site devoted to providing consumer medical information and the sale of medical products and services to the public.

     By Developing New Programs. We intend to develop new benefits savings plans for sale to affinity groups such as large corporations, small business and trade associations and charitable organizations. Under an affinity card arrangement, the sponsor would be able to custom design and place its or our name on the discount card. In either event, we would provide access to our networks, as well as all required fulfillment services. We believe that affinity or private label cards will be attractive to some sponsors because the cards will enable them to more closely identify themselves with the benefits provided to their member. Moreover, we believe that the preexisting relationship, or affinity, between the sponsor and its employees or members will enhance the likelihood that the employee or member will purchase our card.

     Through Our In-house Marketing Staff. We intend to establish an in-house marketing staff to market our benefit savings plans to other large sponsors, such as insurance carriers, third party administrators, HMOs, preferred provider organizations and unions.

     We expect that these sponsors will either fund the healthcare plans on behalf of their members or employees so that every eligible individual in the organization becomes a member or offer the plans to their members or employees as an option where each individual will be responsible for purchasing the plan discount card and paying the annual fee either directly or through a payroll deduction plan. We also expect to market the plan directly to members of sponsors, particularly in cases where a sponsor offers plan benefits as an unpaid option to its members.

Competition

     Our discount healthcare plans compete with the products of various cost containment marketing organizations for a portion of the health benefit dollars allocated by various organizations for employee medical benefit programs. These organizations include:

     o    preferred provider organizations;
     o    HMOs;
     o    insurance companies;
     o    healthcare membership programs;
     o    retail pharmacies;
     o    mail order prescription companies; and
     o other ancillary healthcare insurance programs for members and providers.

     With respect to our dental, chiropractic, hearing, eye care and pharmaceutical products, we compete for sponsors, members and providers, depending on the geographic area or market, with various entities that have developed discount membership cards which provide national ancillary medical benefits coverage, including AT&T, CUC International, and J.C. Penney, and entities that have developed discount membership cards which provide regional coverage only. We also compete with various organizations which provide services and products in specific areas of ancillary healthcare, such as pharmaceutical services. Most of our competitors have longer operating histories and have significantly greater financial, marketing and administrative resources than we.

Agreement with Longport

     In June 1999, we entered into an agreement with Longport, Inc. under which we agreed to provide to Longport $5 million over a five-year period to fund technology enhancements for Longport's digital scanner. The digital scanner is a portable, high-frequency, ultrasound scanner which captures and reproduces images of soft tissue at a high resolution down to two centimeters below the skin, using a laptop computer. Longport received FDA permission to market the scanner in June 1999.

     The $5 million of funding is to be paid at the rate of $360,000 the first year, $720,000 the second year, $1,440,000 the third and fourth years and $100,000 per month during the fifth year until the balance of $5 million is paid. In exchange for this funding, we are to receive 10% of the gross revenue generated from the scanner enhancements and from new applications of the scanner until June 2009. We also have the right to finance Longport's cost of producing its scanners in exchange for 50% of the gross revenue generated by those scanners. In April 1999, we purchased 350,000 shares of Longport's common stock, representing approximately 2% of its outstanding shares, for $350,000.

Employees

     At October 30, 1999, we had four employees, including our executive officers.

Facilities

     We sublease from Purchase Plus Buyers Group, Inc., an affiliate, approximately 1,567square feet of executive office space on a month-to-month basis in Westerville, Ohio, for $1,639 per month. We believe the lease terms are fair, reasonable and consistent with lease terms offered by nonaffiliates in the same market area.

                                 OUR MANAGEMENT

Officers and Directors

     Information concerning each of our executive officers and directors is set forth below:

Name                           Age                   Position
----                           ---                   --------

Nicholas G. Venetis            49         Chief Executive Officer, President
                                          and Director

Cleone W. Armold               49         Secretary and Director

Donald M. Pedersen             30         Chief Financial Officer and Director

Paul D. Martin                 53         Director

Charles R. Bruce               49         Director

     Directors hold office for a period of one year from their election at the annual meeting of stockholders or until their successors are duly elected and qualified. Officers are elected by, and serve at the discretion of, the board of directors. Our audit committee consists of Messrs. Venetis and Bruce.

     Nicholas G. Venetis joined us as our Chief Executive Officer, President and a director in September 1999. From 1995 to 1999, he was President, Chief Executive Officer and a director of Micrys, Inc., a privately-held company engaged in the business of semiconductor design. Mr. Venetis earned a BS degree in Business Administration, with a major in accounting, from The Ohio State University. He has over 17 years of senior management experience in business startups, corporate finance and as an executive officer and director of a public company. His business experience includes implementation and management of worldwide product distribution, strategic investments, joint ventures, product development and license agreements with a number of multinational corporations.

     Cleone W. Armold joined us as our Secretary and a director in April 1999. Since 1997, Ms. Armold has been Vice President of Operations for Purchase Plus, an affiliate, and from 1986 to 1994, was Vice President of Con-Trak Development Corporation, an Ohio-based construction company. She has also been Chief Executive Officer of Simba Financial, Inc. since 1994. She earned an associate degree from Brigham Young University.

     Donald M. Pedersen joined us as our Chief Financial Officer and a director in November 1999. From 1996 to July 1999, he was Vice President of Finance for JD Services, a privately-held telecommunications company, where he acted as the company's senior financial officer, responsible for managing the accounting departments, legal and accounting compliance matters, including preparing the company for an initial public offering, negotiations with investment bankers and development of corporate strategies. From 1989 to 1996, Mr. Pedersen was the Chief Financial Officer and Chief Operating Officer of PAAC, Inc., a nonprofit corporation engaged in environmental improvement projects. He earned a B.A. degree in finance from the University of Utah and an MBA degree from the University of Phoenix. Mr. Pedersen devotes approximately 10% of his time to the Company's affairs.

     Paul D. Martin joined us as a director in June 1999. Since 1994, he has been Chief Financial Officer of the Mid-Rivers market area for AON, a multinational insurance brokerage firm. From 1987 to 1992, he was the Chief Operating Officer of Willis Corrdon, an international insurance brokerage firm, and from 1979 to 1981, he was Chief Executive Officer of Reliable Insurance Company, a Missouri-based life insurance provider. He earned a B.S. degree from the University of Missouri.

     Charles R. Bruce joined us as a director in July 1999. Since July 1999, he has been Chief Executive Officer of Nubix Corp., a franchise and marketing company owned by Everett Eugene Armold, the husband of Cleone W. Armold. From 1994 to June 1999, he was Vice President of International Marketing for Wendy's and from 1986 to 1994 was Vice President of Marketing for the International Pizza Hut Franchise Holders Association. From 1978 to 1986, he was Export Sales and Marketing Manager for The Coleman Company. He earned a B.A. degree from Kansas State University.

Advisory Board

     Our Advisory Board consists of the following individuals:

     Mary Dyson. Mary Dyson is Emeritus Reader in the Biology of Tissue Repair at the University of London. She is also a visiting professor in the School of Health Sciences of the University of Ulster. Ms. Dyson joined the Department of Anatomy at Guy's Hospital Medical School as a Research Associate in 1964, became a Lecturer in 1970, a Senior Lecturer in 1975, a Reader in 1987 and an Emeritus Reader in 1998. She is the author of over 100 research publications in peer-reviewed journals, is one of the editors of the 37th and 38th editions of Gray's Anatomy and has contributed to textbooks on wound healing, physiotherapy and ultrasound. She is a member of the editorial board of a number of healthcare related journals and has presented over 220 lectures in Europe and North America on topics which include diagnostic and therapeutic ultrasound, electrotherapy, wound healing, tissue repair and regeneration, and injury and repair-related aspects of sports medicine. Ms. Dyson holds a Bachelor of Science degree and a Ph.D. degree in biology from Bedford College at the University of London. She is the Director of Research and Development for Longport, Inc., one of our contract partners, and is expected to provide us assistance in connection with the development of the Longport digital scanner.

     Courtney H. Lyder. Courtney H. Lyder has been an Associate Professor of Geriatric Nursing and Gerontology at the Yale University School of Nursing since 1994. From 1991 to 1994, Dr. Lyder was an Assistant Professor of Gerontological Nursing and family nurse practitioner programs at St. Xavier University School of Nursing. He is the author of numerous scientific articles on skin and wound care and scientific presentations on wound care and nursing. Dr. Lyder has also been the recipient of project funding for a number of research projects involving skin and wound care. He earned Bachelor of Science, Master of Science and Doctor of Nursing degrees from Rush University College of Nursing and a Bachelor of Arts degree from Beloit College majoring in psychology and nursing.

     Dimitrios G. Spigos. Dimitrios G. Spigos has been a professor and the chairman of the Department of Radiology of Ohio State University since 1992. From 1986 to 1992, he was chairman of the Department of Radiology for Cook County Hospital, and from 1982 to 1990, was also a professor of Radiology at the University of Illinois. He is the author of over 120 medical book chapters on radiology and related medical subjects and has presented almost 100 abstracts at scientific conventions and seminars throughout the world. He has also been invited to speak at more than 120 medical departmental seminars and meetings since 1976. Dr. Spigos received his M.D. degree from the University of Athens, interned at Mount Sinai Hospital in Chicago and was a resident in radiology at the University of Illinois.

Executive Compensation

     None of our executive officers or directors were paid compensation for services in 1998. We have not signed employment agreements with any of our executive officers. None of our executive officers is expected to receive total compensation in excess of $100,000 during 1999.

     Our outside directors receive $250 for each Board meeting attended, are reimbursed for out-of-pocket expenses in attending board meetings and may be issued stock options in the future.

Stock Option Plan

     We have a stock option plan which provides for the grant of options intended to qualify as "nonqualified stock options" within the meaning of
Section 422 of the United States Internal Revenue Code of 1986 (the "Code").

     The purposes of the plan are to attract and retain the best available personnel, to provide additional incentives to our employees and to promote the success of our business.

     We have reserved 1,000,000 shares of common stock for issuance under the plan, which is administered by our board of directors. To date, no stock options have been issued. Under the plan, the board determines which individuals will receive options, the time period during which the options may be partially or fully exercised, the number of shares of common stock that may be purchased under each option and the option price.

     The per share exercise price of the common stock subject to options must not be less than the fair market value of the common stock on the date the option is granted. The stock options are subject to anti-dilution provisions in the event of stock splits, stock dividends and the like.

     No stock options are transferable by an optionee other than by will or the laws of descent and distribution, and during the lifetime of an optionee, the option is only exercisable by the optionee. The exercise date of an option granted under the plan must not be later than ten years from the date of grant. Any options that expire unexercised or that terminate upon an optionee's ceasing to be employed by us will become available once again for issuance. Shares issued upon exercise of an option rank equally with other shares then outstanding. To date, no options have been granted under the plan.

                           OUR PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the holdings of common stock by (1) each person who holds of record or is known by us to hold beneficially or of record, more than 5% of our common stock, (2) each executive officer and director, and (3) all officers and directors as a group. The address of each person is in care of our address at 929 Eastwind Drive, Suite 225, Westerville, Ohio 43081.

                                                          Percent                  Percent
                                       Shares             of Class                 of Class
          Name                          Owned         Prior to Offering         After Offering
          ----                          -----         -----------------         --------------

   Nicholas G. Venetis                 300,000               2.5%                    2.0%
   Cleone W. Armold                  9,528,448              80.5%                    64.2%
   Donald M. Pedersen                      -0-               0  %                     0  %
   Paul D. Martin                       34,483                .3%                     .2%
   Charles R. Bruce                      8,621                .1%                     .1%
   All executive officers and
     directors as a group
     (5 persons)                     9,871,552              83.4%                   66.5%


                  RELATED PARTY AND OTHER MATERIAL TRANSACTIONS

     In July 1999, we entered into an agreement with Purchase Plus under which we agreed to provide the ancillary benefits portion of our benefits savings plan to members of Purchase Plus. Purchase Plus purchases the benefits program from us, adds a service charge for handling and sells the program directly to its members. Everett Eugene Armold, who controls Purchase Plus, is the husband of Cleone W. Armold, one of our directors. Two of our officers and directors, Ms. Armold and Mr. Pedersen, are also officers and directors of Purchase Plus.

     In April 1999, we purchased 350,000 shares of Longport, Inc. common stock for $1.00 per share. In June 1999 we entered into an agreement with Longport under which we agreed to provide to Longport $5 million over a five-year period to fund technology enhancements for Longport's digital scanner in exchange for 10% of the gross revenue generated from the scanner enhancements and related new technology until 2009. We also have the right to finance the manufacture of scanners in exchange for 50% of the revenue generated by those scanners.

     We lease 1,567 square feet of office space from Purchase Plus Buyers Group, Inc. on a month-to-month lease for $1,639 per month.

     In October 1999, Simba Financial Incorporated, a company in which Mr. Armold is a principal stockholder, provided us with a $500,000 line of credit to finance our operating expenses and working capital. Funds advanced under the line of credit will bear interest at 10% per annum and are due for repayment on December 31, 2000. As of this date, no funds have yet been advanced to us under the line of credit.

     In our opinion, the transactions described above were on terms no less favorable than those which could have been obtained from unaffiliated third parties.

                          DESCRIPTION OF OUR SECURITIES

Units

     Each unit consists of one share of common stock and one redeemable warrant.


Common Stock

     We are authorized to issue 100,000,000 shares of $.001 par value common stock, of which 11,839,827 shares are currently outstanding. Each share of common stock is entitled to one vote on all matters submitted to a vote of the stockholders, and cumulative voting is not permitted. Upon issuance, shares of common stock are not subject to further assessment or call. Subject to the prior rights of any series of preferred stock that may be issued by us in the future, holders of common stock are entitled to receive ratably such dividends that may be declared by the board of directors out of funds legally available therefor and are entitled to share ratably in all assets remaining after payment of liabilities in the event of our liquidation, dissolution or winding up. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. The outstanding common stock is fully paid and nonassessable.

     We have not paid dividends on our common stock since inception and do not plan to pay dividends in the foreseeable future. Any earnings will be retained to finance growth.

Redeemable Warrants

     Each warrant represents the right to purchase one share of common stock at an initial exercise price of $5.00 per share until December 31, 2002. The exercise price and the number of shares issuable upon exercise of the warrants are subject to adjustment in certain events, including the issuance of common stock as a dividend on shares of common stock, subdivisions or combinations of the common stock or similar events. The warrants do not contain provisions protecting against dilution resulting from the sale of additional shares of common stock for less than the exercise price of the warrants or the current market price of common stock.

     Warrants may be redeemed, in whole or in part, at our option, upon 30 days' notice, at a redemption price equal to $.01 per warrant if the closing price of our common stock is at least $6.00 per share or more for ten consecutive trading days.

     Holders of warrants may exercise them only if a current prospectus relating to the underlying common stock is then in effect and only if the shares are qualified for sale, or deemed to be exempt from qualification, under applicable state securities laws.

     The shares of common stock issuable on exercise of the warrants will be, when issued, fully paid and non-assessable. The holders of the warrants have no rights as stockholders until they exercise their warrants.

Preferred Stock

     Our articles of incorporation authorize the issuance of up to 1,000,000 shares of no par value preferred stock with such rights and preferences as may be determined from time to time by our board of directors. Accordingly, under the articles of incorporation, the board of directors may, without stockholder approval, issue preferred stock with dividend, liquidation, conversion, voting, redemption or other rights which could adversely affect the voting power or other rights of the holders of the common stock. The issuance of any shares of preferred stock having rights superior to those of the common stock may result in a decrease of the value or market price of the common stock and could further be used by the board of directors as a device to prevent a change in our control. We have no other anti-takeover provisions in our articles of incorporation or bylaws. Holders of the preferred stock may have the right to receive dividends, certain preferences in liquidation and conversion rights.

Shares Eligible for Future Sale

     Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices.

     Upon completion of this offering, we will have outstanding 14,839,827 shares of common stock. Of these shares, the 3,000,000 shares sold in the offering will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act, generally, our officers, directors or 10% stockholders.

     The remaining 11,839,827 shares outstanding are "restricted securities" within the meaning of Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 of the Securities Act. A total of 11,474,310 shares may be sold under Rule 144 between March and July 2000, and the remaining 365,517 shares may be sold commencing November 2000. Sales of restricted securities in the public market, or the availability of such securities for sale, could adversely affect the market price of the common stock.

     In general, under Rule 144, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent of the number of shares of common stock then outstanding, which will amount to 148,398 shares immediately after the offering, or the average weekly trading volume of the common stock during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Transfer Agent

     Corporate Stock Transfer, Inc., Denver, Colorado, is our transfer agent. The transfer agent's address is 3200 Cherry Creek Drive South, #430, Denver, Colorado 80209, and its telephone number is (303) 282-4800.

Limitation on Liability

     Our bylaws provide our directors, officers, employees and agents with substantial protection against personal liability related to actions taken in their capacity as our representatives. The effect of these provisions is that we may be required to pay reasonably incurred expenses such as attorney's fees, judgments, penalties, fines and amounts paid in settlements associated with work related actions, suits or proceedings. We must pay these expenses if we find that the individual acted in good faith and in our best interests.

                              PLAN OF DISTRIBUTION

     We are offering a minimum of 1,000,000 units and a maximum of 3,000,000 units on a best efforts basis directly to the public through our officers and directors, as well as through securities brokers-dealers who are members of the NASD. Our officers and directors will not receive any compensation for assisting us with the offering, but NASD members will receive a commission of $.30 for each unit sold. No broker-dealer has agreed to participate in the offering as of the date of this prospectus.

     We may provide NASD members who participate in the offering with a list of persons whom we believe may be interested in purchasing units. These NASD members may sell a portion of the units to such persons.

     Upon sale of the minimum 1,000,000 units, we will apply to list our common stock and warrants, but not our units, on the Electronic Bulletin Board. Unless and until the securities are accepted for listing, no public market will develop for the resale of the securities.

     Prior to this offering, there has been no market for our securities. Accordingly, the public offering price for the units was determined solely by us. Among the factors we considered in determining the public offering price were our record of operations, our current financial condition, our future prospects, the background of our management and the general condition of the equity securities market.

Method of Subscribing

     Persons may subscribe by completing and returning our subscription agreement. The offering price of $3.00 per unit must accompany the subscription agreement. The minimum purchase is 100 units for $300. Certificates for the units subscribed will be issued within three business days following the closing of the offering.

Selling Period

     The selling period of the offering will terminate 90 days from the date of this prospectus unless extended for up to an additional 60 days, or on such earlier date as we shall determine in our discretion.

Minimum-Maximum and Escrow

     Until the minimum 1,000,000 units are sold, all funds will be deposited in a non-interest bearing escrow account at Bank One, 701 Brooksedge Plaza Dr., Westerville, Ohio 43081. In the event that 1,000,000 units are not sold during the 90-day selling period, which may be extended for an additional 60 days, all funds will be returned to investors without deduction or interest. If 1,000,000 units are sold, we may either continue the offering for the remainder of the selling period or close the offering at any time.

Right to Reject

     We reserve the right to reject any subscription, and to withdraw the offering at any time prior to acceptance of the subscriptions received, if acceptance of a subscription would result in the violation of any laws to which we are subject.

                                 LEGAL MATTERS

     Certain legal matters in connection with the offering will be passed upon for us by the Law Office of Gary A. Agron, Englewood, Colorado.

                                     EXPERTS

     Our financial statements for the years ended December 31, 1998 and 1997 have been included in this prospectus in reliance on the report of Angell & Deering, independent public accountants, as given upon the authority of said firm as experts in accounting and auditing. Angell & Deering have not audited or reviewed the unaudited interim financial information and have not expressed an opinion or any other form of assurance with respect to such financial information.

                             ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a Registration Statement under the Securities Act of 1933, as amended, covering the common stock and warrants. As permitted by the rules and regulations of the Commission, this prospectus does not contain all of the information set forth in the Registration Statement and the exhibits. For further information with respect to our company and our securities, reference is made to the Registration Statement and the exhibits, which may be examined without charge at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549, copies of which may be obtained from the Commission upon payment of the prescribed fees.

     We will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and will file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected at the public reference facilities of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of these materials may be obtained at prescribed rates from the Commission at that address. The reports, proxy statements and other information can also be inspected at the Commission's regional offices at 7 World Trade Center, Suite 300, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison, Chicago, Illinois 60621 and on the Commission's Web site at www.sec.gov.

     We will furnish to our stockholders annual reports which will include audited financial statements. We may also furnish to our stockholders quarterly financial statements and other reports that may be authorized by our board of directors.

                         HEALTHLINK INTERNATIONAL, INC.

                          INDEX TO FINANCIAL STATEMENTS


Financial Statements                                                       Page
--------------------                                                       ----
  Independent Auditors' Report                                             F-2

  Balance Sheets as of June 30, 1999 (unaudited) and
   December 31, 1998                                                       F-3

  Statements of Operations for the six months ended
   June 30, 1999 and 1998 (unaudited) and for the years
   ended December 31, 1998 and 1997                                        F-4

  Statements of Changes in Stockholders' Equity for the
   six months ended June 30, 1999 (unaudited) and for
   the years ended December 31, 1998 and 1997                              F-5

  Statements of Cash Flows for the six months ended
   June 30, 1999 and 1998 (unaudited) and for the years
   ended December 31, 1998 and 1997                                        F-6

  Notes To Financial Statements                                            F-7

                          INDEPENDENT AUDITORS' REPORT




To the Board of Directors
HealthLink International, Inc.


We have audited the accompanying balance sheet of HealthLink International, Inc. as of December 31, 1998 and the related statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HealthLink International, Inc. as of December 31, 1998 and the results of its operations and its cash flows for the years ended December 31, 1998 and 1997 in conformity with generally accepted accounting principles.




                                              Angell & Deering
                                              Certified Public Accountants

Denver, Colorado
July 30, 1999, except for Note 6
and the last two paragraphs of
Note 12 as to which the date is
October 28, 1999


                         HEALTHLINK INTERNATIONAL, INC.
                                 BALANCE SHEETS


                                     ASSETS
                                     ------

                                                                     June 30,               December 31,
                                                                       1999                     1998
                                                                    -----------             ------------
                                                                    (Unaudited)
Current Assets:
  Cash and cash equivalents                                         $      --                $      --
  Accounts receivable - related entities                                   --                         75
                                                                    -----------              -----------

     Total Current Assets                                                  --                         75
                                                                    -----------              -----------

Other Assets:
  Marketable securities                                               1,553,125                     --
                                                                    -----------              -----------

     Total Other Assets                                               1,553,125                     --
                                                                    -----------              -----------

     Total Assets                                                   $ 1,553,125              $        75
                                                                    ===========              ===========


                               LIABILITIES AND STOCKHOLDERS' EQUITY
                               ------------------------------------

Current Liabilities:
  Accounts payable - related entities                               $    12,738              $      --
                                                                    -----------              -----------

     Total Current Liabilities                                           12,738                     --
                                                                    -----------              -----------

Commitments and Contingencies                                              --                       --

Stockholders' Equity:
  Preferred stock: no par value, 1,000,000 shares
   authorized, none issued or outstanding                                  --                       --
  Common stock: $.001 par value, 100,000,000 shares
   authorized, 11,465,689 and 10,344,827 shares issued
   and outstanding                                                       11,466                   10,345
  Additional paid in capital                                            491,994                  (10,345)
  Retained earnings (deficit)                                          (166,198)                      75
  Accumulated other comprehensive income                              1,203,125                     --
                                                                    -----------              -----------

     Total Stockholders' Equity                                       1,540,387                       75
                                                                    -----------              -----------

     Total Liabilities and Stockholders' Equity                     $ 1,553,125              $        75
                                                                    ===========              ===========





                            The accompanying notes are an integral
                              part of these financial statements.

                                              F-3



                                  HEALTHLINK INTERNATIONAL, INC.
                                     STATEMENTS OF OPERATIONS


                                                  Six Months Ended                             Year Ended
                                                       June 30,                                December 31,
                                                       --------                                ------------
                                              1999                 1998                  1998                1997
                                              ----                 ----                  ----                ----
                                                      (Unaudited)

Net sales                                 $    108,069          $       --           $      8,242         $       --

Cost of sales                                   90,695                  --                  6,917                 --
                                          ------------          ------------         ------------         ------------

     Gross Profit                               17,374                  --                  1,325                 --

Operating expenses                             122,520                  --                  1,250                 --
Research and development                        60,000                  --                   --                   --
                                          ------------          ------------         ------------         ------------

Income (Loss) Before Provision
 For Income Taxes                             (165,146)                 --                     75                 --

Provision for income taxes                        --                    --                   --                   --
                                          ------------          ------------         ------------         ------------

Net Income (Loss)                         $   (165,146)         $       --           $         75         $       --
                                          ============          ============         ============         ============

Net Income (Loss) Per Share
 of Common Stock:
  Basic                                   $       (.01)         $       --           $       --           $       --
  Diluted                                 $       (.01)         $       --           $       --           $       --
Weighted Average Number of
 Common Shares Outstanding:
  Basic                                     11,465,689            11,465,689           11,465,689           11,465,689
  Diluted                                   11,465,689            11,465,689           11,465,689           11,465,689








                                      The accompanying notes are an integral
                                        part of these financial statements.

                                                        F-4




                                                   HEALTHLINK INTERNATIONAL, INC.
                                            STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                      FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997


                                                                                                                        Accumulated
                                                        Common Stock        Additional   Current Years    Retained         Other
                                                        ------------          Paid In    Comprehensive    Earnings     Comprehensive
                                                   Shares        Amount       Capital       Income        (Deficit)        Income
                                                   ------        ------       -------       ------        ---------        ------

Balance at December 31, 1996                    10,344,827   $    10,345   $   (10,345)                  $      --      $      --

Net income                                            --            --            --      $      --             --             --
                                                                                          -----------

Total Comprehensive Income                            --            --            --      $      --             --             --
                                               -----------   -----------   -----------    ===========    -----------    -----------

Balance at December 31, 1997                    10,344,827        10,345       (10,345)                         --             --

Net income                                            --            --            --      $        75             75           --
                                                                                          -----------

Total Comprehensive Income                            --            --            --      $        75           --             --
                                               -----------   -----------   -----------    ===========    -----------    -----------

Balance at December 31, 1998                    10,344,827        10,345       (10,345)                           75           --

Capital contributions                                 --            --         498,000                           --             --

Shares of common stock issued in
 March and April for services
 valued at $.0029 per share (unaudited)          1,036,208         1,036         1,969                          --             --

Shares of common stock issued in
 May and June for services valued
 at $.029 per share (unaudited)                     84,654            85         2,370                          --             --

Net loss (unaudited)                                  --            --            --      $  (165,146)      (165,146)          --

Other comprehensive income, net of tax:
   Unrealized gain on securities (unaudited)          --            --            --        1,203,125           --             --
                                                                                          -----------

   Other Comprehensive Income (unaudited)             --            --            --        1,203,125           --        1,203,125
                                                                                          -----------

   Total Comprehensive Income (unaudited)             --            --            --      $ 1,037,979           --             --
                                                                                          ===========

Distribution (unaudited)                              --            --            --                          (1,127)          --
                                               -----------   -----------    -----------                  -----------    -----------

Balance at June 30, 1999 (unaudited)            11,465,689   $    11,466   $   491,994                   $  (166,198)   $ 1,203,125
                                               ===========   ===========    ===========                  ===========    ===========

                                     The accompanying notes are an integral
                                      part of these financial statements.

                                                         F-5



                                                   HEALTHLINK INTERNATIONAL, INC.
                                                      STATEMENTS OF CASH FLOWS


                                                                        Six Months Ended            Year Ended
                                                                            June 30,               December 31,
                                                                            --------               ------------
                                                                       1999        1998           1998         1997
                                                                       ----        ----           ----         ----
                                                                          (Unaudited)
Cash Flows From Operating Activities:
 Net income (loss)                                                  $(165,146)      $--         $      75       $--
 Adjustments to reconcile net income (loss) to net cash
   (used) by operating activities:
    Write off of note receivable                                       88,000        --              --          --
    Common stock issued for services                                    5,460        --              --          --
                                                                    ---------       ----        ---------       ----

          Net Cash (Used) By Operating Activities                     (71,686)       --                75        --
                                                                    ---------       ----        ---------       ----

Cash Flows From Investing Activities:
 (Increase) decrease in receivable from related entities                   75        --               (75)       --
 Increase in payable to related entities                               12,738        --              --          --
 Investment in marketable securities                                 (350,000)       --              --          --
 Advances to corporation                                              (88,000)       --              --          --
                                                                    ---------       ----        ---------       ----

          Net Cash (Used) By Investing Activities                    (425,187)       --               (75)       --
                                                                    ---------       ----        ---------       ----

Cash Flows From Financing Activities:
 Contributed capital                                                  498,000        --              --          --
 Distribution to stockholders                                          (1,127)       --              --          --
                                                                    ---------       ----        ---------       ----

          Net Cash Provided By Financing Activities                   496,873        --              --          --
                                                                    ---------       ----        ---------       ----

          Net Increase (Decrease) in Cash and Cash Equivalents           --          --              --          --

          Cash and Cash Equivalents at Beginning of Period               --          --              --          --
                                                                    ---------       ----        ---------       ----

          Cash and Cash Equivalents at End of Period                $    --         $--         $    --         $--
                                                                    =========       ====        =========       ====

Supplemental Disclosure of Cash Flow Information:
 Cash paid during the period for:
  Interest                                                          $    --         $--         $    --         $--
  Income taxes                                                           --          --              --          --






                                         The accompanying notes are an integral
                                           part of these financial statements.

                                                           F-6

                         HEALTHLINK INTERNATIONAL, INC.
                          NOTES TO FINANCIAL STATEMENTS


1. Organization and Summary of Significant Accounting Policies
   ------------------------------------------------------------
     Organization
     -------------
          HealthLink International, Inc., formerly Commercial Building Systems, Inc., (the "Company") was incorporated in Nevada on November 17, 1994. The Company had no operations until March 1999.

          The Company offers Benefit Savings Plans, which allow holders to pay reduced prices or to receive a savings on health care and other related products and services designed to create a healthy lifestyle. These plans are arranged with an emphasis on health care, and leisure programs for seniors, the handicapped, and students. Members receive a discount benefit card, which they present for verification for membership and point-ofpurchase savings. The Company also intends to explore numerous ventures in the health care industry.

     Basis of Presentation
     ---------------------
          The financial statements reflect the results of operations, financial position, changes in stockholders' equity and cash flows of the business segment that was transferred to the Company from Purchase Plus Buyers Group, Inc. ("Purchase Plus") as if the Company were a separate entity for all periods presented. The financial statements have been prepared using the historical basis in the assets and liabilities and historical results of operations related to the business segment. Changes in additional paid in capital represent Purchase Plus's contribution of its net investment after giving effect to the net income (loss) of the Company plus net cash transfers to or from Purchase Plus. The Company will begin accumulating its retained earnings on April 1, 1999, the date on which the Agreement with Purchase Plus is effective (Note 9).

          Additionally, the financial statements include allocations of certain Purchase Plus operating expenses relating to the business segment that was transferred to the Company from Purchase Plus. Management believes these allocations are reasonable. However, the costs of these services charged to the Company are not necessarily indicative of the costs that would have been incurred if the Company had performed these functions using its own resources or purchased services from an unrelated third party.

          The financial statements included herein may not necessarily reflect the results of operations, financial position, changes in stockholders' equity and cash flows of the Company in the future or what they would have been had it been a separate, stand-alone entity during the periods presented.

     Unaudited Interim Financial Statements
     --------------------------------------
          The financial statements as of June 30, 1999 and for the six months ended June 30, 1999 and 1998 are unaudited, however, in the opinion of management of the Company, all adjustments (consisting solely of normal recurring adjustments) necessary to a fair presentation of the financial statements for the interim periods have been made.

     Marketable Securities
     ---------------------
          Marketable securities consist of common stock. Marketable securities are stated at market value as determined by the most recently traded price of each security at the balance sheet date. All marketable securities are defined as trading securities or available-for-sale securities under the provisions of Statement of Financial Accounting Standards No. ("SFAS") 115, "Accounting for Certain Investments in Debt and Equity Securities."

                         HEALTHLINK INTERNATIONAL, INC.
                          NOTES TO FINANCIAL STATEMENTS


1. Organization and Summary of Significant Accounting Policies (Continued)
   -----------------------------------------------------------------------
     Marketable Securities (Continued)
     ---------------------------------
          Management determines the appropriate classification of its investments in marketable securities at the time of each purchase and re-evaluates such determination at each balance sheet date. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and unrealized holding gains and losses are included in earnings. Debt securities for which the Company does not have the intent or ability to hold to maturity and equity securities are classified as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses, net of tax, reported as a separate component of stockholders' equity. The cost of investments sold is determined on the specific identification or the first-in, first-out method.

     Revenue Recognition
     -------------------
          Revenue is generally recognized on the sales of products or services when the products are delivered or the services performed, all substantial contractual obligations have been satisfied, and the collection of the resulting receivable is deemed probable.

     Stock-Based Compensation
     ------------------------
          The Company adopted Statement of Financial Accounting Standard (SFAS) No. 123, "Accounting for Stock-Based Compensation". The Company will measure compensation expense for its stock-based employee compensation plans using the intrinsic value method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees".

     Long-Lived Assets
     -----------------
          In accordance with Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", the Company reviews for the impairment of long-lived assets and certain identifiable intangibles, whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss would be recognized when the estimated future cash flows is less than the carrying amount of the assets. No impairment losses have been identified by the Company.

     Income Taxes
     ------------
          Deferred income taxes are provided for temporary differences between the financial reporting and tax basis of assets and liabilities using enacted tax laws and rates for the years when the differences are expected to reverse.

     Net Income (Loss) Per Share of Common Stock
     -------------------------------------------
          As of December 31, 1997, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share", which specifies the method of computation, presentation and disclosure for earnings per share. SFAS No. 128 requires the presentation of two earnings per share amounts, basic and diluted.

          Basic earnings per share is calculated using the average number of common shares outstanding. Diluted earnings per share is computed on the basis of the average number of common shares outstanding plus the dilutive effect of outstanding stock options using the "treasury stock" method.

                         HEALTHLINK INTERNATIONAL, INC.
                          NOTES TO FINANCIAL STATEMENTS


1. Organization and Summary of Significant Accounting Policies (Continued)
   ----------------------------------------------------------------------
     Net Income (Loss) Per Share of Common Stock (Continued)
     ------------------------------------------------------

          The basic and diluted earnings per share are the same since the Company had no options or warrants outstanding in 1998 and 1997.

     Cash and Cash Equivalents
     -------------------------
          For purposes of the statements of cash flows, the Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents.

     Estimates
     ---------
          The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. Marketable Securities
   ---------------------
          Marketable securities are carried on the balance sheet at their market value.

                                                      Unrealized        Market
                                           Cost       Gain (Loss)       Value
                                           ----       -----------       -----
   As of June 30, 1999 (unaudited):
    Available-for-sale securities:
     Equity securities                    $350,000     $1,203,125     $1,553,125
                                          --------     ----------     ----------

     Total                                $350,000     $1,203,125     $1,553,125
                                          ========     ==========     ==========

3. Income Taxes
   ------------
          The components of the provision for income taxes for the years ended December 31, 1998 and 1997 are as follows:

                                                      1998               1997
                                                      ----               ----
          Current:
             Federal                                 $  --              $  --
             State                                      --                 --
                                                     ------             ------
               Total                                    --                 --
                                                     ------             ------

             Deferred:
             Federal                                    --                 --
             State                                      --                 --
                                                     ------             ------
               Total                                    --                 --
                                                     ------             ------

             Total Provision For Income Taxes        $  --              $  --
                                                     ======             =======

          The provision (benefit) for income taxes reconciles to the amount computed by applying the federal statutory rate to income before the provision (benefit) for income taxes as follows:

                         HEALTHLINK INTERNATIONAL, INC.
                          NOTES TO FINANCIAL STATEMENTS


3. Income Taxes (Continued)
   ------------------------
                                                           1998            1997
                                                           ----            ----
          Federal statutory rate                            34%             34%
          State income taxes, net of federal benefits        8               8
          Valuation allowance                               --              --
          Other                                             --              --
                                                           ---             ---

          Total                                             42%             42%
                                                           ===             ===

          The following is a reconciliation of the provision for income taxes to income before provision for income taxes computed at the federal statutory rate of 34%.

                                                            1998           1997
                                                            ----           ----
          Income taxes at the federal statutory rate        $ 26           $ --
          State income taxes, net of federal benefits          6             --
          Other                                              (32)            --
                                                            ----           ----

          Total                                            $  --           $ --
                                                           =====           ====

4. Accumulated Other Comprehensive Income
   --------------------------------------
          In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard (SFAS) No. 130 "Reporting Comprehensive Income" which the Company adopted in the first quarter of 1998. SFAS No. 130 requires presentation of comprehensive income and its components in the financial statements. Components of other comprehensive income consist of the following:

                                                                            Accumulated
                                                         Unrealized             Other
                                                       Gains/(Losses)       Comprehensive
                                                       on Securities       Income (Loss)
                                                       -------------       -------------

          Balance at December 31, 1996                    $       --          $       --
          1997 change                                             --                  --
                                                          ----------          ----------

          Balance at December 31, 1997                            --                  --
          1998 change                                             --                  --
                                                          ----------          ----------

          Balance at December 31, 1998                            --                  --
          1999 change (unaudited)                          1,203,125           1,203,125
                                                          ----------          ----------

          Balance at June 30, 1999 (unaudited)            $1,203,125          $1,203,125
                                                          ==========          ==========

5. Stockholders' Equity
   --------------------
     Amendment to Authorized Common Shares
     -------------------------------------
          In March 1999, the Company's Board of Directors authorized, and the shareholders approved, an amendment of the Company's Articles of Incorporation, to increase the number of authorized shares of common stock from 25,000 to 100,000,000 with a par value of $.001. The Company also authorized 1,000,000 shares of preferred stock with no par value.

                         HEALTHLINK INTERNATIONAL, INC.
                          NOTES TO FINANCIAL STATEMENTS


5. Stockholders' Equity (Continued)
   -------------------------------
     Amendment to Authorized Common Shares (Continued)
     ------------------------------------------------

          In March 1999, the Company's stockholders returned their 900 shares of common stock, representing all of the outstanding common stock of the Company, in exchange for 30,000,000 newly issued shares of common stock. This transaction has been accounted for as a stock split and all share information and per share data have been retroactively restated for all periods presented to reflect the stock split.

     Initial Public Offering
     -----------------------
          The Company is in the process of filing a registration statement with the Securities and Exchange Commission for an initial public offering ("IPO") of 3,000,000 units of the Company's securities at a price of $3.00 per unit without the assistance of an underwriter. The Company is offering a minimum of 1,000,000 units and a maximum of 3,000,000 units. Until 1,000,000 units are sold all funds will be placed in a non-interest bearing escrow account. If 1,000,000 units are not sold within 90 days from the date of the Registration Statement all funds will be returned to the investors without interest. Each unit consists of one share of the Company's common stock and one redeemable common stock purchase warrant. Each warrant is exercisable to purchase one share of common stock at $5.00 per share until December 31, 2002. The warrants may be redeemed by the Company for $.01 per warrant if the closing price of the common stock is at least $6.00 per share for ten consecutive trading days.

6. Stock Options and Warrants
   --------------------------
     Stock Option Plan
     -----------------
          The Company adopted a stock option plan (the "Plan"), effective as of November 15, 1999, which provides for the grant of non-qualified stock options. A total of 1,000,000 shares of common stock have been reserved for issuance under the Plan.

          Options under the Company's plan are issuable only to eligible officers, directors, key employees and consultants of the Company. The Plan is administered by a committee selected by the Board of Directors, which determines those individuals who shall receive options, the time period during which the options may be exercised, the number of shares of common stock that may be purchased under each option, and the option price. Unless sooner terminated, the Plan shall remain in effect until December 31, 2009.

          The per share exercise price of the common stock may not be less than the fair market value of the common stock on the date the option is granted. The stock options are subject to anti-dilution provisions in the event of stock splits, stock dividends and the like.

          No stock options are transferrable by an optionee other than by will or the laws of descent and distribution, and during the lifetime of an optionee, the option is only exercisable by the optionee. The exercise date of an option granted under the Plan must not be later than ten years from the date of grant. Any options that expire unexercised or that terminate upon an optionee's ceasing to be employed by the Company will become available once again for issuance.

7. Preferred Stock
   ---------------
          The authorized preferred stock of the Company consists of 1,000,000 shares, no par value. The preferred stock may be issued in series from time to time with such designation, rights, preferences and

                         HEALTHLINK INTERNATIONAL, INC.
                          NOTES TO FINANCIAL STATEMENTS


7. Preferred Stock (Continued)
   --------------------------
          limitations as the Board of Directors of the Company may determine by resolution. The rights, preferences and limitations of separate series of preferred stock may differ with respect to such matters as may be determined by the Board of Directors, including without limitation, the rate of dividends, method and nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions (if any), conversion rights (if any), and voting rights. Unless the nature of a particular transaction and applicable statutes require approval, the Board of Directors has the authority to issue these shares without shareholder approval.

8. Commitments and Contingencies
   -----------------------------
     Technology Enhancement and Marketing Agreement
     ----------------------------------------------
          The Company entered into a Technology Enhancement and Marketing Agreement (the "Agreement") with a corporation in June 1999. The Company has agreed to fund $5,000,000 for research for biomedical technology enhancements to the corporation's digital scanner technologies. The two companies will share in the proceeds from the sale or lease of any enhancements and new applications of the digital scanner developed as a result of the research funded by the Company. The Company will receive from the corporation ten percent of the gross revenues from the sale or lease of any enhancements and new applications of the digital scanner developed as a result of the research funded by the Company under the Agreement for a period of ten years. In addition, the corporation will give the Company the opportunity to finance up to fifty percent of the digital scanners produced and from each digital scanner produced and financed by the Company, the corporation and the Company will share equally in the lease income of $2,000 per month. The Agreement is effective June 1, 1999 and the Company shall provide the funding in increments of $30,000 a month for the first year, $60,000 a month for the second year, $120,000 a month for the third and fourth years and $100,000 a month for the fifth year until a total of $5,000,000 is paid under the Agreement.

     The Year 2000
     -------------
          The Company is currently working to resolve the potential impact of the Year 2000 on the processing of date-sensitive information by the Company's computerized information systems. The Year 2000 problem is the result of computer programs being written using two digits (rather than four) to define the applicable year. Any of the Company's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000, which could result in miscalculations or system failures. Costs of addressing potential problems are expensed as incurred and are not expected to have a material adverse impact on the Company's financial position, results of operations or cash flows in future periods. However, if the Company or its vendors are unable to resolve such processing issues in a timely manner, it could result in a material financial risk. Accordingly, the Company plans to devote the necessary resources to resolve all significant Year 2000 issues in a timely manner. While the Company does not at this time anticipate significant problems with suppliers and customers, it has not developed Year 2000 contingency plans, other than the review and remedial actions described above and does not intend to do so unless it believes such plans are merited by the results of its continuing Year 2000 review.

                         HEALTHLINK INTERNATIONAL, INC.
                          NOTES TO FINANCIAL STATEMENTS


9. Related Party Transactions
   --------------------------
          The Company occupies office space which is shared by seven entities that are related through common ownership. The Company rents the office space on a month to month basis and is allocated one seventh of the lease cost on a monthly basis.

          The Company entered into a two year agreement with Purchase Plus in April 1999 to purchase various benefits from Purchase Plus. In connection with this agreement, the Company has agreed with Purchase Plus to manage the health care benefits which Purchase Plus purchases from an unrelated insurance company. The Company will provide these health care benefits to Purchase Plus for $25.44 per year for each individual that is enrolled in such programs. The Company purchases the benefits from the insurance company utilizing Purchase Plus as the intermediary. In the future, the Company intends to contract directly with the insurance company to purchase the benefits.

          In July 1999, the Company entered into a new two year agreement with Purchase Plus to provide various health care benefits from the Company. The Company will provide these health care benefits to Purchase Plus for $32.35 per year for each individual that is enrolled in such programs. The Company purchases the benefits directly from insurance companies and other providers under the terms of the new agreement.

          The Company has an account receivable from Purchase Plus of $75 at December 31, 1998.

10. Concentration of Credit Risk
    ----------------------------
          Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and accounts receivable. The Company places its cash equivalents and short term investments with high credit quality financial institutions and limits its credit exposure with any one financial institution. The Company provides credit in the normal course of business. The Company performs periodic credit evaluations of its customers' financial condition and generally requires no collateral. The Company maintains reserves for potential credit losses, and such losses have not exceeded management's expectations.

11. Fair Value of Financial Instruments
    -----------------------------------
          Disclosures about Fair Value of Financial Instruments for the Company's financial instruments are presented in the table below. These calculations are subjective in nature and involve uncertainties and significant matters of judgment and do not include income tax considerations. Therefore, the results cannot be determined with precision and cannot be substantiated by comparison to independent market values and may not be realized in actual sale or settlement of the instruments. There may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used could significantly affect the results. The following table presents a summary of the Company's financial instruments as of December 31, 1998:
                                                                1998
                                                        -----------------------
                                                        Carrying     Estimated
                                                         Amount      Fair Value
                                                         ------      ----------
          Financial Assets:
             Cash and cash equivalents                   $  --         $  --
              Marketable securities                         --            --

                         HEALTHLINK INTERNATIONAL, INC.
                          NOTES TO FINANCIAL STATEMENTS


11. Fair Value of Financial Instruments (Continued)
    ----------------------------------------------
          The carrying amounts for cash and cash equivalents, receivables, accounts payable and accrued expenses approximate fair value because of the short maturities of these instruments. The fair value of marketable securities is determined by the most recently traded price of each security at the balance sheet date.

12. Subsequent Events
    -----------------
     Issuance of Common Stock
     ------------------------
          In March through July 1999, the Company issued 1,129,483 shares of common stock in consideration for services valued at $.0029 to $.029 per share of common stock.

     Stock Split
     -----------
          On October 28, 1999, the Company's shareholders adopted a resolution approving a 2.90 for one reverse stock split of the issued and outstanding common shares, effective October 28, 1999. All share information and per share data have been retroactively restated for all periods presented to reflect the stock split.

     Financing Commitment
     --------------------
          In October 1999, Simba Financial, Incorporated, a company controlled by the owner of Purchase Plus, provided the Company with a $500,000 line of credit to finance the Company's operating expenses and working capital requirements. Amounts advanced under the line of credit will bear interest at 10% per annum and are due on December 31, 2000.

================================================================================






                         HEALTHLINK INTERNATIONAL, INC.

                               [GRAPHIC OMITTED]







     Until , 1999 (25 days after the date of this prospectus), all dealers that buy, sell or trade these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article VII of the Registrant's bylaws provides as follows:

                          "ARTICLE VII INDEMNIFICATION

     PURSUANT TO N.R.S. 78.751 any person who is a Director, Officer, Employee, or Agent of this Corporation, who becomes a party to an action is entitled to indemnification against expenses including attorney fees, judgments, fines and amounts paid in settlement, if he acted in good faith and he reasoned his conduct or action to be in the best interest of the Corporation."


ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION (1)

         SEC Registration Statement...............................   $   7,080
         Blue Sky Filing Fees.....................................   $  10,000
         Blue Sky Legal Fees......................................   $  20,000
         Printing Expenses........................................   $  30,000
         Legal Fees and Expenses..................................   $ 120,000
         Accounting Fees..........................................   $  45,000
         Transfer Agent Fees......................................   $   5,000
         Miscellaneous Expenses...................................   $  62,920
                                                                     ---------

                  Total                                              $ 300,000
                                                                     =========

(1) All expenses, except the SEC registration fee and NASD filing fee, are estimated.


ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     During the last three years, the Registrant sold the following securities which were not registered under the Securities Act, as amended.

(i) In March 1999, the Registrant sold the following shares of its common stock to the persons listed below for $.0029 per share:

         Name                                                Number of Shares
         ----                                                ----------------

Golden Guardian Productions, Ltd.                                 182,759
Agape Family Trust                                                103,448
Harmony International, LLC                                         68,966
Janitye L. Vaile                                                  172,414
Hubert T. McDonald, LLC                                           103,448
M.E.I.C.                                                           75,862
Chris Beddoes                                                      34,483
Ronald Beddoes                                                     34,483
David Martin                                                       34,483
Dan Beddoes                                                        17,241
Alan Day                                                           17,241
Don Fisher                                                         17,241
Kevin Grandy                                                       17,241
Ruthie Lewis                                                       17,241
Lisa Navaratnam                                                    17,241
Frank Valinho                                                      17,241
Joe Valinho                                                        17,241
Jim Williamson                                                     17,241
Lynn Harrison                                                      10,345
Elizabeth Blair                                                     8,621
Amy Kish                                                            8,621
William Lundberg                                                    8,621
Becky Breedlove                                                     6,897
Bill Fate                                                           6,897
Patricia Morgan                                                     6,897
Tanya St. John                                                      6,897
Don Wright                                                          6,897


(ii) Between April and July, 1999, the Registrant sold the following shares of its common stock to the persons listed below for $.029 per share.

Kris TenEyck, LLC                                                  29,310
Victor E. Vaile, IV, LLC                                           29,310
David Thomas, LLC                                                  12,758
Charles Bruce                                                       8,621
ETN, Inc.                                                           6,897
Brenda Burns                                                        3,448
Shelly Blake                                                        2,931


(iii) In November 1999, the Registrant sold 300,000 shares to Nicholas G. Venetis and 65,517 shares to Chris Beddoes for $.029 per share.

     With respect to the sales made, the Registrant relied on Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"). No advertising or general solicitation was employed in offering the securities. The securities were offered to a limited number of persons all of whom were business associates or personal friends of the Registrant or its stockholders, executive officers or directors, and the transfer thereof was appropriately restricted by the Registrant. All persons were capable of analyzing the merits and risks of their investment,acknowledged in writing that they were acquiring the securities for investment and not with a view toward distribution or resale and understood the speculative nature of their investment.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.                Title
-----------                -----

   1.01         Form of Selling  Agreement (To be filed by Amendment)
   1.02         Form Indication  of  Interest  Card (To be filed by  Amendment)
   1.03         Form ofSubscription  Agreement
   3.01         Articles of Incorporation, as amended, of the Registrant
   3.02         Bylaws of the Registrant
   5.01 Opinion of Gary A. Agron regarding legality of the common stock and warrants (includes consent)
  10.01         Agreement with Longport, Inc.
  10.02         Agreement with Purchase Plus Buyers Group, Inc.
  10.03         Agreement with International MedCare, Inc.
  10.05         Line of credit with Simba Financial Incorporated
  10.06         Agreement with National Administrative Company, Inc.
  10.07         Stock Option Plan
  23.01         Consent of Gary A. Agron (included in Exhibit 5.01)
  23.02         Consent of Angell & Deering
  27.01         Financial Data Schedule


ITEM 28. UNDERTAKINGS.

     The Registrant hereby undertakes:

          (a) That insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (b) That subject to the terms and conditions of Section 13(a) of the Securities Exchange Act of 1934, it will file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

          (c) That any post-effective amendment filed will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendment is filed.

          (d) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (e) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (f) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

          (g) To provide at the closing of the offering certificates in such denominations and registered in such names as required to permit prompt delivery to each purchaser.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in Westerville, Ohio, on November 12, 1999.

                                    HEALTHLINK INTERNATIONAL, INC.


                                    By: /s/  Nicholas G. Venetis
                                        ----------------------------------------
                                    Nicholas G. Venetis, Chief Executive Officer


     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Nicholas G. Venetis, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intends and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed below by the following persons on the dates indicated.

    Signature                      Title                             Date
    ---------                      -----                             ----

/s/  Nicholas G. Venetis       Chief Executive Officer,        November 12, 1999
Nicholas G. Venetis            President and Director

/s/  Cleone W. Armold          Secretary and Director          November 12, 1999
Cleone W. Armold

/s/  Donald M. Pedersen        Chief Financial Officer         November 12, 1999
Donald M. Pedersen             (Principal Accounting
                               Officer) and Director

/s/  Paul D. Martin            Director                        November 12, 1999
Paul D. Martin

                               Director                    _______________, 1999
Charles R. Bruce

                         HEALTHLINK INTERNATIONAL, INC.
                                  EXHIBIT INDEX



Exhibit No.                Title
-----------                -----

   1.01         Form of Selling  Agreement (To be filed by Amendment)
   1.02         Form Indication  of  Interest  Card (To be filed by  Amendment)
   1.03         Form ofSubscription  Agreement
   3.01         Articles of Incorporation, as amended, of the Registrant
   3.02         Bylaws of the Registrant
   5.01 Opinion of Gary A. Agron regarding legality of the common stock and warrants (includes consent)
  10.01         Agreement with Longport, Inc.
  10.02         Agreement with Purchase Plus Buyers Group, Inc.
  10.03         Agreement with International MedCare, Inc.
  10.05         Line of credit with Simba Financial Incorporated
  10.06         Agreement with National Administrative Company, Inc.
  10.07         Stock Option Plan
  23.01         Consent of Gary A. Agron (included in Exhibit 5.01)
  23.02         Consent of Angell & Deering
  27.01         Financial Data Schedule